Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release
Contact:
Rachel Stern
FOR IMMEDIATE RELEASE	FactSet Research Systems Inc.
203.810.1000

FactSet Research Systems Reports Results for the Third Quarter of Fiscal 2010

Norwalk, Connecticut – June 15, 2010 – FactSet Research Systems Inc. (NYSE: FDS) (NASDAQ: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the third quarter of fiscal 2010.

For the quarter ended May 31, 2010, revenues were $160.3 million, up 4% compared to the prior year. Operating income for the third quarter increased to $55.7 million, a rise of 4% from $53.3 million in the same period of fiscal 2009. Net income advanced to $38.7 million as compared to $38.5 million a year ago. Diluted earnings per share increased to $0.81, up 3% from $0.79 in the same period of fiscal 2009. Included in this quarter’s EPS were income tax benefits of $0.03 per share related to finalizing prior years’ tax returns. In the third quarter last year, diluted earnings per share included income tax benefits of $0.06 per share primarily from repatriating foreign earnings to the U.S. and finalizing prior years’ tax returns.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended May 31,			Nine Months Ended May 31,
(In thousands, except per share data)	2010	2009	Change	2010	2009	Change
Revenues	$160,301	$154,387	3.8%	$472,825	$466,561	1.3%
Operating income	55,684	53,306	4.5%	164,204	156,671	4.8%
Other income	86	181	(52.5)%	475	996	(52.3)%
Provision for income taxes	17,112	14,951	14.5%	53,759	48,992	9.7%
Net income	$38,658	$38,536	0.3%	$110,920	$108,675	2.1%
Diluted earnings per share	$0.81	$0.79	2.5%	$2.30	$2.23	3.1%
Diluted weighted average shares	47,725	48,836		48,183	48,773

“We are pleased with our progress this quarter as we’ve delivered solid growth across all our key metrics,” explains Philip A. Hadley, Chairman and Chief Executive Officer. “Our hard work and the investments we’ve made during the downturn are beginning to show results, just as the health of our clients has begun to improve.”

Annual Subscription Value (“ASV”)

ASV advanced $12.3 million organically during the quarter. Including the impact from foreign currency, the increase was $11.8 million. ASV was $646 million at May 31, 2010, up 5% over the last year. Of this total, 82% is derived from buy-side clients and the remainder is from the sell-side firms who perform M&A advisory work and equity research. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients.

Financial Highlights

•	ASV from FactSet’s U.S. operations was $436.6 million and $209.8 million related to international operations.

•	U.S. revenues were $108.6 million, up 3% from the year ago quarter.

•	Non-U.S. revenues rose 5% to $51.7 million.

•	Operating margins expanded 20 basis points to 34.7%.

•	Quarterly free cash flow rose 4% to $66.1 million.

•	Free cash flow generated over the last 12 months was $187 million, up 22%.

•	Cash and investments in marketable securities were $225 million at May 31, 2010.

•	Accounts receivable decreased $12.1 million or 17% over the last 12 months.

•	The effective tax rate for the quarter was 30.7%. The components of the effective tax rate are 33.5% for the full fiscal 2010 year partially offset by income tax benefits of 2.8%.

Operational Highlights

•	Professionals using FactSet increased to 40,400, up 1,600 users.

•	Client count was 2,075 at May 31, a net increase of 23 clients during the quarter.

•	Annual client retention rate was greater than 95% of ASV and 89% of clients.

•	Portfolio Analytics (“PA”) 2.0 was deployed by 671 clients representing 5,979 users. During the past three months the number of PA users increased by 185, while the number of PA clients rose by 16.

•	Employee count at May 31, 2010 was 3,631, up 209 employees during the quarter, driven by the expansion of FactSet’s proprietary content operations.

•	Capital expenditures were $4.6 million, including $3.8 million for computer equipment and the remainder for office space expansion.

•	The quarterly dividend increased 15% from $0.20 to $0.23 per share.

•	For the second consecutive year, the Wall Street Journal partnered with FactSet to calculate its 2010 ranking of the best equity analysts.

Share Repurchase Program

On June 14, 2010, the Board of Directors approved a $150 million expansion to the existing share repurchase program. The Company repurchased 621,147 shares for $46.4 million during the third quarter. Including the expansion, $198 million remains authorized for future repurchases. Common shares outstanding at May 31, 2010 were 46.3 million. Repurchases will be made from time to time in the open market and privately negotiated transactions, subject to market conditions. No minimum number of shares to be repurchased has been fixed. There is no timeframe to complete the repurchase program and it is expected that share repurchases will be paid using existing and future cash generated by operations.

Market Metrics Acquisition

On June 1, 2010, FactSet acquired Market Metrics. Formed in 1996 and headquartered in Quincy, Massachusetts, Market Metrics is the leading market research firm in the U.S. focused on advisor-sold investments and insurance products. Each year Market Metrics conducts more than 20,000 in-depth surveys of financial advisors, brokers, research analysts and gatekeepers. Leveraging this unique body of data, Market Metrics helps senior managers to understand better their competitive strengths and weaknesses, and how they can improve their relationships with customers and increase market share. Market Metrics currently has annual subscriptions of $16 million and is supported by 25 employees. The acquisition of Market Metrics is not expected to have a material impact on FactSet’s fiscal 2010 fourth quarter or fiscal 2011 diluted earnings per share.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of June 15, 2010. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fourth Quarter Fiscal 2010 Expectations

•	Revenues are expected to range between $165 million and $169 million. This guidance includes $4 million in revenues from the acquisition of Market Metrics.

•	EPS should range between $0.78 and $0.80. Both ends of this range include a $0.01 reduction to reflect the lapse of the U.S. Federal R&D tax credit effective December 31, 2009.

Full Year Fiscal 2010

•	The 2010 guidance for capital expenditures, net of landlord contributions, is between $16 million and $22 million.

Conference Call

The Company will host a conference call today, June 15, 2010 at 11:00 a.m. (EDT) to review the third quarter fiscal 2010 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward-looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated.

These factors include, but are not limited to, the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Free Cash Flow

The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed third quarter was $70.7 million of net cash provided by operations and $4.6 million of capital expenditures. Non-GAAP free cash flow is not intended as an alternative measure of cash flows provided by operating activities, as determined in accordance with GAAP in the U.S. FactSet uses this financial measure, both in presenting its results to shareholders and the investment community, and in the Company’s internal evaluation and management of the businesses. Management believes that this financial measure and the information FactSet provides are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. FactSet believes this measure is also useful to investors because it is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Amsterdam, Frankfurt, Paris, Milan, Tokyo, Hong Kong, Mumbai and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Income - Unaudited

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data)	2010	2009	2010	2009
Revenues	$160,301	$154,387	$472,825	$466,561
Operating expenses
Cost of services	51,355	50,847	152,632	156,717
Selling, general and administrative	53,262	50,234	155,989	153,173

Total operating expenses	104,617	101,081	308,621	309,890
Operating income	55,684	53,306	164,204	156,671
Other income	86	181	475	996

Income before income taxes	55,770	53,487	164,679	157,667
Provision for income taxes	17,112	14,951	53,759	48,992

Net income	$38,658	$38,536	$110,920	$108,675

Diluted earnings per common share	$0.81	$0.79	$2.30	$2.23
Weighted average common shares (Diluted)	47,725	48,836	48,183	48,773

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition - Unaudited

(In thousands)	May 31, 2010	August 31, 2009
ASSETS
Cash and cash equivalents	$224,713	$216,320
Accounts receivable, net of reserves	58,495	62,854
Prepaid FactSet Fundamentals database updates	—	1,787
Prepaid taxes	1,270	7,415
Deferred taxes	4,268	4,319
Other current assets	6,681	6,715

Total current assets	295,427	299,410
Property, equipment, and leasehold improvements, net	79,067	88,379
Goodwill	172,053	181,355
Intangible assets, net	35,942	46,350
Deferred taxes	16,813	12,295
Other assets	5,413	5,348

Total assets	$604,715	$633,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$24,138	$25,121
Accrued compensation	32,870	41,889
Deferred fees	17,545	23,005
Dividends payable	10,655	9,348

Total current liabilities	85,208	99,363
Deferred taxes	2,576	3,794
Taxes payable	6,952	6,437
Deferred rent and other non-current liabilities	22,569	22,714

Total liabilities	$117,305	$132,308
Stockholders’ Equity
Common stock	$599	$581
Additional paid-in capital	329,464	248,840
Treasury stock, at cost	(568,474)	(414,995)
Retained earnings	758,139	676,626
Accumulated other comprehensive loss	(32,318)	(10,223)

Total stockholders’ equity	487,410	500,829

Total liabilities and stockholders’ equity	$604,715	$633,137

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows - Unaudited

	Nine Months Ended May 31,
(In thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$110,920	$108,675
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	27,424	25,567
Stock-based compensation expense	10,239	10,657
Deferred income taxes	(5,617)	(4,506)
Gain on sale of assets	(123)	(112)
Tax benefits from share-based payment arrangements	(22,065)	(3,350)
Changes in assets and liabilities
Accounts receivable, net of reserves	4,359	4,280
Accounts payable and accrued expenses	(580)	(671)
Accrued compensation	(8,022)	(6,482)
Deferred fees	(5,459)	85
Taxes payable, net of prepaid taxes	30,303	4,591
Prepaid fundamentals database updates	2,750	4,125
Landlord contributions	483	2,636
Other working capital accounts, net	(3,783)	(3,066)

Net cash provided by operating activities	140,829	142,429
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of investments	—	25,260
Purchases of property, equipment and leasehold improvements	(13,676)	(18,963)

Net cash (used in) provided by investing activities	(13,676)	6,297
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(27,908)	(25,404)
Repurchase of common stock	(153,489)	(70,227)
Proceeds from employee stock plans	47,180	18,273
Tax benefits from share-based payment arrangements	22,065	3,350

Net cash used in financing activities	(112,152)	(74,008)
Effect of exchange rate changes on cash and cash equivalents	(6,608)	(1,593)

Net increase in cash and cash equivalents	8,393	73,125
Cash and cash equivalents at beginning of period	216,320	117,986

Cash and cash equivalents at end of period	$224,713	$191,111